Exhibit 99.1

1999 Bryan Street, Suite 3500
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	November 20, 2025

Jacobs Reports Strong Fiscal Fourth Quarter and Fiscal Year 2025 Earnings
Gross Revenue Grew 6.6% y/y, Adj. Net Revenue Grew 5.8% y/y in Fiscal Fourth Quarter 2025
Backlog Reached New Record with TTM Book-to-Bill Ratio of 1.1x
Returned a Record $1.1 billion Through Repurchases and Dividends in Fiscal 2025
Fiscal 2026 Guidance for 16% Growth in Adj. EPS, at Midpoint

DALLAS - Jacobs Solutions Inc. (NYSE: J) today announced its financial results for the fiscal fourth quarter and fiscal year ended September 26, 2025.
Q4 2025 Financial Highlights1:
•Gross revenue of $3.2 billion up 6.6% y/y; adjusted net revenue2 of $2.2 billion up 5.8% y/y
•GAAP net earnings of $138 million decreased (55.4)% y/y, impacted by mark-to-market gains/losses in the comparable period from our previous stake in Amentum stock; adjusted EBITDA2 of $324 million increased 12.0% y/y
•GAAP EPS of $1.05 decreased (55.9)% y/y; adjusted EPS2 of $1.75 increased 27.7% y/y
•Backlog of $23.1 billion, up 5.6% y/y; Q4 book-to-bill of 1.1x (1.1x TTM)
Fiscal Year 2025 Financial Highlights1:
•Gross revenue of $12.0 billion up 4.6% y/y; adjusted net revenue2 of $8.7 billion up 5.3% y/y
•GAAP net earnings of $313 million decreased (48.9)% y/y, impacted by mark-to-market gains/losses in the comparable period from our previous stake in Amentum stock; adjusted EBITDA2 of $1.2 billion increased 13.9% y/y
•GAAP EPS of $2.58 decreased (46.1)% y/y; adjusted EPS2 of $6.12 increased 15.9% y/y
•Cash conversion and reported free cash flow conversion2 exceeded 100%

Jacobs' Chair and CEO Bob Pragada commented, "We are pleased to have met or exceeded all our key metrics for FY25. We grew revenue organically mid-single-digits year-over-year and expanded our operating margin meaningfully. The Life Sciences, Data Center, Water, Energy & Power and Transportation sectors drove Infrastructure & Advanced Facilities' (I&AF) revenue growth in FY25, and we anticipate these sectors will remain strong in FY26 and beyond. Additionally, PA Consulting saw revenue growth accelerate during the fiscal year, contributing positively to consolidated results. We enter FY26 with multiple secular tailwinds, clear line-of-sight to continued synergistic expansion with PA Consulting and a record backlog, positioning us for profitable growth."

Jacobs’ CFO Venk Nathamuni added, "We exited the first year of our strategy cycle above the high-end of the annual 50-80 basis point margin expansion target we established at our February Investor Day, and we are forecasting further margin improvement in FY26. We delivered a record $1.1 billion of capital back to shareholders during FY25 through share repurchases and dividends, and we plan to continue returning capital to shareholders given the strength of our balance sheet and our outlook for cash generation. We are starting FY26 with a record backlog, and we anticipate growth in revenue, margins, EPS and free cash flow for the full fiscal year.”

Financial Outlook3
The Company’s outlook for fiscal 2026 is for adjusted net revenue to grow 6% to 10% over fiscal 2025, adjusted EBITDA margin to range from 14.4% to 14.7%, adjusted EPS to range from $6.90 to $7.30 and for free cash flow margin to range from 7.0% to 8.0%.
1All data reflects continuing operations only.
2See Non-GAAP Financial Measures and Operating Metrics, and GAAP Reconciliations at the end of the press release for additional detail.
3Reconciliation of fiscal 2026 adjusted EBITDA margin, adjusted EPS and expectations for adjusted net revenue growth and reported free cash flow margin to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation, including with respect to the costs and charges relating to transaction expenses, restructuring and integration to be incurred in fiscal 2026.

Fourth Quarter Review (in thousands, except for per share and tax rate data)

	Fiscal Q4 2025	Fiscal Q4 2024	Change
Revenue	$3,154,644	$2,960,150	$194,494
Adjusted Net Revenue[1]	$2,242,246	$2,118,930	$123,316
GAAP Net Earnings from Continuing Operations	$138,036	$309,299	($171,263)
GAAP Earnings Per Diluted Share (EPS) from Continuing Operations	$1.05	$2.38	$(1.33)
Adjusted Net Earnings from Continuing Operations[1]	$209,437	$170,480	$38,957
Adjusted EPS from Continuing Operations[1]	$1.75	$1.37	$0.38
U.S. GAAP effective tax rate from Continuing Operations	28.6%	18.9%	970 bps
Adjusted effective tax rate from Continuing Operations[1]	22.7%	27.5%	(480) bps
1See "Non-GAAP Financial Measures and Operating Metrics" and the GAAP Reconciliation tables that follow for additional detail.

Fiscal 2025 Review (in thousands, except for per share and tax rate data)

	Fiscal 2025	Fiscal 2024	Change
Revenue	$12,029,783	$11,500,941	$528,842
Adjusted Net Revenue[1]	$8,694,965	$8,259,301	$435,664
GAAP Net Earnings from Continuing Operations	$313,302	$612,804	($299,502)
GAAP Earnings Per Diluted Share (EPS) from Continuing Operations	$2.58	$4.79	$(2.21)
Adjusted Net Earnings from Continuing Operations[1]	$745,615	$665,076	$80,539
Adjusted EPS from Continuing Operations[1]	$6.12	$5.28	$0.84
U.S. GAAP effective tax rate from Continuing Operations	39.7%	16.9%	2,280 bps
Adjusted effective tax rate from Continuing Operations[1]	25.1%	19.6%	550 bps
1See "Non-GAAP Financial Measures and Operating Metrics" and the GAAP Reconciliation tables that follow for additional detail.
Jacobs is hosting a conference call at 10:00 A.M. ET on Thursday November 20, 2025, which will be webcast live at www.jacobs.com.

Forward-Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” "target," "goal" and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make concerning our expectations as to our future growth, prospects, financial outlook and business strategy, including our expectations for our fiscal year 2026 adjusted EBITDA margin, adjusted EPS, adjusted net revenue growth, reported free cash flow conversion and free cash flow margin, as well as our expectations for our effective tax rates. Although such statements are based on management's current estimates and expectations, and/or currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include:
▪general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets and stock market volatility, instability in the banking industry, labor shortages, or the impact of a possible recession or economic downturn or changes to monetary or fiscal policies or priorities in the U.S. and the other countries where we do business on our results, prospects and opportunities;
▪competition from existing and future competitors in our target markets, as well as the possible reduction in demand for certain of our product solutions and services, including delays in the timing of the award of projects or reduction in funding, or the abandonment of ongoing or anticipated projects due to the financial condition of our clients and suppliers or due to governmental budget constraints or changes to governmental budgetary priorities, or the inability of our clients to meet their payment obligations in a timely manner or at all;
▪our ability to fully execute on our corporate strategy, including the impact of acquisitions, strategic alliances, divestitures, and other strategic events resulting from evolving business strategies, including on our ability to maintain our culture and retain key personnel, customers or suppliers, or our ability to achieve the cost-savings and synergies contemplated by our recent acquisitions within the expected time frames or to achieve them fully and to successfully integrate acquired businesses while retaining key personnel, and our ability to invest in the tools needed to implement our strategy;
▪financial market risks that may affect us, including by affecting our access to capital, the cost of such capital and/or our funding obligations under defined benefit pension and postretirement plans;
▪legislative changes, including potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as other legislation and executive orders related to governmental spending, including any directive to federal agencies to reduce federal spending or the size of the federal workforce, including the tax legislation enacted in the U.S. in July 2025, and changes in U.S. or foreign tax laws, statutes, rules, regulations or ordinances, including the impact of, and changes to tariffs and retaliatory tariffs or trade policies, that may adversely impact our future financial positions or results of operations;
▪increased geopolitical uncertainty and risks, including policy risks and potential civil unrest, relating to the outcome of elections across our key markets and elevated geopolitical tension and conflicts, including the Russia-Ukraine and Israel-Hamas conflicts and the escalating tensions in the Middle East, among others; and
▪the impact of any pandemic, and any resulting economic downturn on our results, prospects and opportunities, measures or restrictions imposed by governments and health officials in response to the pandemic, as well as the inability of governments in certain of the countries in which we operate to effectively mitigate the financial or other impacts of any future pandemics or infectious disease outbreaks on their economies and workforces and our operations therein.

The foregoing factors and potential future developments are inherently uncertain, unpredictable and, in many cases, beyond our control. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements see the Company’s filings with the U.S. Securities and Exchange Commission, including in particular the discussions contained in our fiscal 2025 Annual Report on Form 10-K under Item 1 - Business, Item 1A - Risk Factors, Item 3 - Legal Proceedings, and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations. The Company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.
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Regulation FD

We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.jacobs.com, including information that may be deemed to be material. We encourage investors and others interested in the Company to monitor these distribution channels for material disclosures.

About Jacobs
At Jacobs, we’re challenging today to reinvent tomorrow – delivering outcomes and solutions for the world's most complex challenges. With approximately $12 billion in annual revenue and a talent force of almost 43,000, we provide end-to-end services in advanced manufacturing, cities & places, energy, environmental, life sciences, transportation and water. From advisory and consulting, feasibility, planning, design, program and lifecycle management, we're creating a more connected and sustainable world. See how at jacobs.com and connect with us on LinkedIn, Instagram, X and Facebook.

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	For the Three Months Ended		For the Years Ended
Quarterly data unaudited	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Revenues	$3,154,644	$2,960,150	$12,029,783	$11,500,941
Direct cost of contracts	(2,387,732)	(2,225,029)	(9,044,849)	(8,668,185)
Gross profit	766,912	735,121	2,984,934	2,832,756
Selling, general and administrative expenses	(555,358)	(538,916)	(2,121,300)	(2,140,320)
Operating Profit	211,554	196,205	863,634	692,436
Other Income (Expense):
Interest income	8,326	8,514	35,804	34,454
Interest expense	(35,337)	(35,686)	(145,788)	(169,058)
Loss on extinguishment of debt	—	—	(20,510)	—
Miscellaneous income (expense), net	4,861	224,573	(189,663)	219,454
Total other (expense) income, net	(22,150)	197,401	(320,157)	84,850
Earnings from Continuing Operations Before Taxes	189,404	393,606	543,477	777,286
Income Tax Expense for Continuing Operations	(54,078)	(74,467)	(215,555)	(131,493)
Net Earnings of the Group from Continuing Operations	135,326	319,139	327,922	645,793
Net (Loss) Earnings of the Group from Discontinued Operations, net of tax	(15,786)	19,618	(23,966)	206,850
Net Earnings of the Group	119,540	338,757	303,956	852,643
Net Earnings Attributable to Noncontrolling Interests from Continuing Operations	(4,652)	(4,953)	(3,443)	(17,990)
Net Loss (Earnings) Attributable to Redeemable Noncontrolling Interests	7,362	(4,887)	(11,177)	(14,999)
Net Earnings Attributable to Jacobs from Continuing Operations	138,036	309,299	313,302	612,804
Net Earnings Attributable to Noncontrolling Interests from Discontinued Operations	—	(3,480)	—	(13,561)
Net (Loss) Earnings Attributable to Jacobs from Discontinued Operations	(15,786)	16,138	(23,966)	193,289
Net Earnings Attributable to Jacobs	$122,250	$325,437	$289,336	$806,093
Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.06	$2.39	$2.59	$4.81
Basic Net (Loss) Earnings from Discontinued Operations Per Share	$(0.13)	$0.13	$(0.20)	$1.54
Basic Earnings Per Share	$0.93	$2.52	$2.39	$6.35

Diluted Net Earnings from Continuing Operations Per Share	$1.05	$2.38	$2.58	$4.79
Diluted Net (Loss) Earnings from Discontinued Operations Per Share	$(0.13)	$0.13	$(0.20)	$1.54
Diluted Earnings Per Share	$0.92	$2.51	$2.38	$6.32

Segment Information (in thousands):

	For the Three Months Ended			For the Year Ended
Quarterly data unaudited	September 26, 2025			September 26, 2025
	Infrastructure & Advanced Facilities	PA Consulting	Total	Infrastructure & Advanced Facilities	PA Consulting	Total
Revenues from External Customers (1)	$2,836,183	$318,461	$3,154,644	$10,764,206	$1,265,577	$12,029,783
Pass Through Revenue	(912,398)	—	(912,398)	(3,334,818)	—	(3,334,818)
Adjusted Net Revenue	$1,923,785	$318,461	$2,242,246	$7,429,388	$1,265,577	$8,694,965
Direct cost of contracts	(2,176,638)	(211,094)	(2,387,732)	(8,228,935)	(815,914)	(9,044,849)
Selling, general and administrative expenses	(405,513)	(35,370)	(440,883)	(1,631,723)	(171,164)	(1,802,887)
Segment Operating Profit (1)	$254,032	$71,997	$326,029	$903,548	$278,499	$1,182,047
Restructuring, Transaction and Other Charges (2)			(74,904)			(162,896)
Amortization of Intangible Assets			(39,571)			(155,517)
Total U.S. GAAP Operating Profit			$211,554			$863,634
Total Other (Expense) Income, net (3)			(22,150)			(320,157)
Earnings from Continuing Operations Before Taxes			$189,404			$543,477

(1)	I&AF revenue and operating profit for the year ended September 26, 2025 were impacted by a reserve in connection with an unfavorable interim ruling against a consolidated joint venture in which the Company holds a 50% interest (the "Consolidated JV Matter"), with the noncontrolling partner’s share included in noncontrolling interests in the Consolidated Statements of Earnings for the respective period.
(2)
The three months ended September 26, 2025 included $11.7 million in restructuring and other charges related to the Separation Transaction (primarily professional services and employee separation costs), as well as $54.8 million in charges for certain subsidiary level compensation based agreements. The three months ended September 26, 2025 included approximately $5.1 million in charges associated with the Company's TSA with Amentum.

The year ended September 26, 2025 included $58.8 million in restructuring and other charges related to the Separation Transaction (primarily professional services and employee separation costs), as well as $75.3 million in charges for certain subsidiary level compensation based agreements. The year ended September 26, 2025 included approximately $26.0 million in charges associated with the Company's TSA with Amentum.
(3)	The three months ended September 26, 2025 included income associated with the Company's TSA with Amentum.

The year ended September 26, 2025 included $227.3 million in mark-to-market losses and other related charges associated with our investment in Amentum stock in connection with the Separation Transaction, as well as $40.5 million in income associated with the Company's TSA with Amentum. The year ended September 26, 2025 included $20.5 million in discounts and expenses associated with the Equity-for-Debt Transaction.

	For the Three Months Ended			For the Year Ended
	September 27, 2024			September 27, 2024
	Infrastructure & Advanced Facilities	PA Consulting	Total	Infrastructure & Advanced Facilities	PA Consulting	Total
Revenues from External Customers	$2,670,703	$289,447	$2,960,150	$10,323,255	$1,177,686	$11,500,941
Pass Through Revenue	(841,220)	—	(841,220)	(3,241,640)	—	(3,241,640)
Adjusted Net Revenue	$1,829,483	$289,447	$2,118,930	$7,081,615	$1,177,686	$8,259,301
Direct cost of contracts	(2,040,739)	(184,290)	(2,225,029)	(7,915,256)	(752,929)	(8,668,185)
Selling, general and administrative expenses	(411,249)	(43,420)	(454,669)	(1,609,624)	(185,507)	(1,795,131)
Segment Operating Profit	$218,715	$61,737	$280,452	$798,375	$239,250	$1,037,625
Restructuring, Transaction and Other Charges (1)			(45,299)			(192,522)
Amortization of Intangible Assets			(38,948)			(152,667)
Total U.S. GAAP Operating Profit			$196,205			$692,436
Total Other Income (Expense), net (2)			197,401			84,850
Earnings from Continuing Operations Before Taxes			$393,606			$777,286

(1)
The three months ended September 27, 2024 included $43.2 million in restructuring and other charges relating to the Separation Transaction (primarily professional services and employee separation costs), as well as certain subsidiary level compensation based agreements.

The year ended September 27, 2024 included $163.4 million in restructuring and other charges related to the Separation Transaction (primarily professional services and employee separation costs) and $6.4 million in restructuring and other charges related to the Company's investment in PA Consulting (primarily employee separation costs), as well as certain subsidiary level compensation based agreements.
(2)
The three months and year ended September 27, 2024 included $186.9 million in mark-to-market gains associated with our investment in Amentum stock in connection with the Separation Transaction and a $35.2 million realized gain on interest rate swaps settled during the fourth quarter of fiscal 2024.

Balance Sheet (in thousands):

	September 26, 2025	September 27, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$1,235,448	$1,144,795
Receivables and contract assets	2,989,067	2,845,452
Prepaid expenses and other	134,804	155,865
Investment in equity securities	—	749,468
Total current assets	4,359,319	4,895,580
Property, Equipment and Improvements, net	311,872	315,630
Other Noncurrent Assets:
Goodwill	4,780,818	4,788,181
Intangibles, net	717,670	874,894
Deferred income tax assets	325,814	195,406
Operating lease right-of-use assets	289,101	303,856
Miscellaneous	467,941	385,458
Total other noncurrent assets	6,581,344	6,547,795
	$11,252,535	$11,759,005
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$—	$875,760
Accounts payable	1,261,489	1,029,140
Accrued liabilities	1,037,754	1,087,764
Operating lease liability	111,040	119,988
Contract liabilities	940,616	967,089
Total current liabilities	3,350,899	4,079,741
Long-term debt	2,236,456	1,348,594
Liabilities relating to defined benefit pension and retirement plans	272,069	298,221
Deferred income tax liabilities	151,821	116,655
Long-term operating lease liability	362,361	407,826
Other deferred liabilities	212,330	120,483
Total other noncurrent liabilities	3,235,037	2,291,779
Commitments and Contingencies
Redeemable Noncontrolling Interests	1,018,694	820,182
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock $1 par value, authorized - 240,000,000 shares; issued and outstanding - 119,081,294 shares and 124,084,028 shares as of September 26, 2025 and September 27, 2024, respectively	119,081	124,084
Additional paid-in capital	2,706,376	2,758,064
Retained earnings	1,525,760	2,366,769
Accumulated other comprehensive loss	(710,410)	(699,450)
Total Jacobs stockholders’ equity	3,640,807	4,549,467
Noncontrolling interests	7,098	17,836
Total Group stockholders’ equity	3,647,905	4,567,303
	$11,252,535	$11,759,005

Cash Flows (in thousands) (Quarterly data unaudited)

	For the Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Cash Flows from Operating Activities:
Net earnings attributable to the Group	$119,540	$338,757	$303,956	$852,643
Adjustments to reconcile net earnings to net cash flows provided by operations:
Depreciation and amortization:
Property, equipment and improvements	20,021	25,061	82,059	99,232
Intangible assets	39,571	53,215	155,517	209,507
Loss on extinguishment of debt	—	—	20,510	—
(Gain) loss on investment in equity securities	—	(186,931)	227,305	(186,931)
Stock based compensation	13,539	20,023	60,960	74,193
Equity in earnings of operating ventures, net of return on capital distributions	(1,023)	(2,525)	(1,526)	(16,079)
Loss (gain) on disposals of assets, net	55	(4,233)	(722)	(3,200)
Impairment of equity method investment and other long-term assets	—	3,000	—	3,000
Deferred income taxes	(40,738)	(108,832)	(94,532)	(224,935)
Changes in assets and liabilities, excluding the effects of businesses acquired:
Receivables and contract assets, net of contract liabilities	47,403	36,147	(177,877)	59,587
Prepaid expenses and other current assets	(7,785)	(43,295)	8,383	11,217
Miscellaneous other assets	11,016	35,993	60,586	104,659
Accounts payable	134,931	(35,751)	231,254	81,469
Income taxes payable	(17,329)	101,120	(183,273)	94,094
Accrued liabilities	(1,956)	(37,808)	(64,945)	(138,491)
Other deferred liabilities	65,039	(16,196)	75,231	6,047
Other, net	801	18,787	(16,182)	28,661
Net cash provided by operating activities	383,085	196,532	686,704	1,054,673
Cash Flows from Investing Activities:
Additions to property and equipment	(29,577)	(38,342)	(79,232)	(121,114)
Disposals of property and equipment and other assets	—	6,029	2,332	6,187
Capital contributions to equity investees, net of return of capital distributions	677	77	1,609	1,737
Acquisitions of businesses, net of cash acquired	—	—	—	(14,000)
Net cash used for investing activities	(28,900)	(32,236)	(75,291)	(127,190)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	285,000	2,382,120	2,458,201	4,606,697
Repayments of long-term borrowings	(545,000)	(1,175,932)	(1,471,800)	(3,370,355)
Proceeds from short-term borrowings	—	4,239	—	5,345
Repayments of short-term borrowings	—	(834,879)	(656,981)	(866,761)
Debt issuance costs	—	(32,725)	(92)	(34,331)
Proceeds from issuances of common stock	9,245	12,089	34,712	47,503
Common stock repurchases	(100,883)	(56,286)	(754,130)	(402,668)
Taxes paid on vested restricted stock	(458)	(8,331)	(27,450)	(41,720)
Cash dividends to shareholders	(38,214)	(36,340)	(153,027)	(142,779)
Net dividends associated with noncontrolling interests	(6,765)	(4,162)	(14,205)	(21,678)
Repurchase of redeemable noncontrolling interests	(1,977)	(13,556)	(10,449)	(55,344)
Proceeds from issuances of redeemable noncontrolling interests	—	—	—	19,761
Cash impact from distribution of SpinCo Business	—	(495,307)	70,000	(495,307)
Net cash used for financing activities	(399,052)	(259,070)	(525,221)	(751,637)
Effect of Exchange Rate Changes	(14,297)	29,425	3,693	41,640
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(59,164)	(65,349)	89,885	217,486
Cash and Cash Equivalents, including Restricted Cash, at the Beginning of the Period	1,295,980	1,212,280	1,146,931	929,445
Cash and Cash Equivalents, including Restricted Cash, at the End of the Period	$1,236,816	$1,146,931	$1,236,816	$1,146,931

Backlog (in millions):

Unaudited	September 26, 2025	September 27, 2024
Infrastructure & Advanced Facilities	$22,649	$21,472
PA Consulting	415	378
Total	$23,064	$21,850

Non-GAAP Financial Measures and Operating Metrics:
In this press release, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. These non-GAAP measures are described below.
As a result of the spin-off of the SpinCo Business and merger of the SpinCo Business with Amentum Parent Holdings LLC to form an independent, publicly traded company, Amentum Holdings, Inc. (NYSE: AMTM) (the "Separation Transaction"), substantially all CMS and C&I (the "SpinCo Business") related assets and liabilities were separated on September 27, 2024. As such, the financial results of the SpinCo Business are reflected as discontinued operations for all periods presented and therefore excluded from the non-GAAP measures described below.

Adjusted net revenue is calculated by adjusting revenue from continuing operations to exclude amounts we bill to clients on projects where we are procuring subcontract labor or third-party materials and equipment on behalf of the client (referred to as “pass throughs”). These amounts are considered pass throughs because we receive no or only a minimal mark-up associated with the billed amounts. In 2023, we amended our name and convention for revenue, excluding pass-through costs from “net revenue” to “adjusted net revenue.” This name change is intended to make the non-GAAP nature of this measure more prominent and does not impact measurement. We sometimes refer to our GAAP revenue as "gross revenue".

Jacobs adjusted operating profit, adjusted earnings from continuing operations before taxes, adjusted income tax expenses from continuing operations, adjusted net earnings from continuing operations, adjusted EPS from continuing operations and adjusted interest expense are calculated by:

1.Excluding items collectively referred to as Restructuring, Transaction and Other Charges, which include:
a.costs and other charges associated with our Focus 2023 Transformation initiatives, including activities associated with the re-scaling and repurposing of physical office space, employee separations, contractual termination fees and related expenses, referred to as "Focus 2023 Transformation, mainly real estate rescaling efforts";
b.transaction costs and other charges incurred in connection with mergers, acquisitions, strategic investments and divestitures, including advisor fees, change in control payments, and the impact of the quarterly adjustment to the estimated performance based payout of contingent consideration to certain sellers in connection with certain acquisitions and similar transaction costs and expenses (collectively referred to as "Transaction Costs");
c.recoveries, costs and other charges associated with (i) restructuring activities, (ii) cost reduction initiatives implemented in connection with mergers, acquisitions, strategic investments and divestitures, including the separation of the CMS/C&I business, such as advisor fees, involuntary terminations and related costs, costs associated with co-locating offices of acquired companies, separating physical locations of continuing operations, professional services and other personnel costs, (iii) involuntary termination programs and other related separations impacting management and employees, including related transition costs, and (iv) certain legal costs and expenses to the extent related to (i) - (iii) or determined to not be related to continuing operations (clauses (i) – (iv) collectively referred to as “Restructuring, integration, separation and other charges").

2.Excluding items collectively referred to as "Other adjustments", which include:
a.intangible assets amortization and impairment charges;
b.impact of certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our PA Consulting investment;
c.impacts related to tax rate increases in the UK in a prior period;
d.revenue under the Company's transition services agreement (TSA) included in other income for U.S. GAAP reporting purposes, and any SG&A costs associated with the provision of such services;
e.pretax mark-to-market and other related gains or losses associated with the Company's investment in Amentum stock recorded in connection with the Separation Transaction;
f.discounts and expenses related to the one-time exchange of the Company's investment in Amentum shares for a portion of the Company's outstanding term loans, which term loans were canceled; and
g.impacts resulting from the EPS numerator adjustment relating to the redeemable noncontrolling interests preference share repurchase and reissuance activities.

We eliminate the impact of “Restructuring, integration, separation and other charges” because we do not consider these to be indicative of ongoing operating performance. Actions taken by the Company to enhance efficiencies are subject to significant fluctuations from period to period. The Company's management believes the exclusion of the amounts relating to the above-listed items improves the period-to-period comparability and analysis of the underlying financial performance of the business.

Adjustments to derive adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated on an after-tax basis.

Free cash flow (FCF) is calculated as net cash provided by operating activities from continuing operations as reported on the statement of cash flows less additions to property and equipment. FCF Margin is calculated as FCF divided by adjusted net revenue.

Adjusted EBITDA is calculated by adding income tax expense, depreciation expense and adjusted interest expense to, and deducting interest income from, adjusted net earnings attributable to Jacobs from continuing operations.

I&AF Operating Margin is a ratio of I&AF operating profit for the segment to the segment's adjusted net revenue.

Jacobs Adjusted Operating Margin is a ratio of adjusted operating profit for the Company to the Company's adjusted net revenue. For a reconciliation of revenue to adjusted net revenue, see "Segment Information".

We believe that the measures listed above are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding or adding back the effects of the items described above and below, the inclusion or exclusion of which can obscure underlying trends. Additionally, management uses such measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

This press release also contains certain financial and operating metrics which management believes are useful in evaluating the Company's performance. Backlog represents revenue or gross profit, as applicable, we expect to realize for work to be completed by our consolidated subsidiaries and our proportionate share of work to be performed by unconsolidated joint ventures. Gross margin in backlog refers to the ratio of gross profit in backlog to gross revenue in backlog. For more information on how we determine our backlog, see our Backlog Information in our most recent annual report filed with the Securities and Exchange Commission. Adjusted EBITDA margin refers to a ratio of adjusted EBITDA to adjusted net revenue. Cash conversion refers to a ratio of cash flow from operations to GAAP net earnings from continuing operations. Reported FCF conversion refers to a ratio of FCF to GAAP net earnings from continuing operations. Book-to-bill ratio is an operational measure representing the ratio of change in backlog since the prior reporting period plus reported revenue for the reporting period to the reported revenues for the same period. We regularly monitor these operating metrics to evaluate our business, identify trends affecting our business, and make strategic decisions.

The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures. In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.

The following tables reconcile the components and values of U.S. GAAP earnings from continuing operations before taxes, income taxes from continuing operations, net earnings attributable to Jacobs from continuing operations, Diluted Net Earnings from Continuing Operations Per Share (which we refer to as EPS from continuing operations), to the corresponding "adjusted" amount, net cash provided by operating activities to reported free cash flow, and revenue to adjusted net revenue. For the comparable period presented below, such adjustments consist of amounts incurred in connection with the items described above. Amounts are shown in thousands, except for per-share data (note: earnings per share amounts may not total due to rounding).

Reconciliation of Earnings from Continuing Operations Before Taxes to Adjusted Earnings from Continuing Operations Attributable to Jacobs Before Taxes (in thousands):

	Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Earnings from Continuing Operations Before Taxes	$189,404	$393,606	$543,477	$777,286
Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	—	(10)	—	49
Transaction costs	1,347	1,232	64	9,246
Restructuring, integration, separation and other charges	13,659	7,234	61,316	134,862
Other Adjustments (2):
Transition Services Agreement, net	(3,907)	—	(14,475)	—
Amortization of intangibles	39,571	38,948	155,517	152,666
Mark-to-market and other related (gains) losses on investment in Amentum stock	—	(186,931)	227,305	(186,931)
Other	54,822	1,910	97,060	13,433
Adjusted Earnings from Continuing Operations Before Taxes	$294,896	$255,989	$1,070,264	$900,611
Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations	(18,421)	(15,053)	(55,764)	(58,713)
Adj. Earnings from Continuing Operations attributable to Jacobs before Taxes	$276,475	$240,936	$1,014,500	$841,898
(1) Includes pre-tax charges primarily relating to the Separation Transaction for the three months and years ended September 26, 2025 and September 27, 2024, as well as charges associated with various transaction costs and activity associated with Company's restructuring and integration programs. Includes real estate impairment charges associated with the Company's Focus 2023 Transformation program for the three months and year ended September 27, 2024.
(2) Includes pre-tax charges relating to amortization of intangible assets and the impact of certain subsidiary level compensation based agreements for the three months and years ended September 26, 2025 and September 27, 2024. The year ended September 26, 2025, as well as three months and year ended September 27, 2024 also include pretax mark-to-market gains and losses associated with our investment in Amentum stock in connection with the Separation Transaction and income under the Company's TSA with Amentum in connection with the Separation Transaction for the three months and year ended September 26, 2025. The year ended September 26, 2025 includes discounts and expenses associated with the Company's non-cash equity for debt exchange transacted on March 13, 2025.

Reconciliation of Income Tax Expense from Continuing Operations to Adjusted Income Tax Expense from Continuing Operations (in thousands):

	Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Income Tax Expense for Continuing Operations	$(54,078)	$(74,467)	$(215,555)	$(131,493)
Tax Effects of Restructuring, Transaction and Other Charges (1)
Focus 2023 Transformation, mainly real estate rescaling efforts	—	2	—	(12)
Transaction costs	(342)	(174)	83	(1,428)
Restructuring, integration, separation and other charges	(3,480)	14,565	(16,949)	(4,779)
Tax Effects of Other Adjustments (2)
Transition Services Agreement, net	996	—	3,691	—
Amortization of intangibles	(10,119)	(10,362)	(39,776)	(39,073)
Other	(15)	(20)	(379)	(36)
Adjusted Income Tax Expense from Continuing Operations	$(67,038)	$(70,456)	$(268,885)	$(176,821)
Adjusted effective tax rate from Continuing Operations	22.7%	27.5%	25.1%	19.6%

(1) Includes income tax impacts on restructuring activities primarily relating to the Separation Transaction as well as charges associated with various transaction costs and activity associated with Company's restructuring and integration programs for the three months and years ended September 26, 2025 and September 27, 2024. Includes income tax impacts on real estate impairments associated with the Company's Focus 2023 Transformation program for the three months and year ended September 27, 2024.
(2) Includes income tax impacts on amortization of intangible assets as well as certain subsidiary level compensation based agreements for the three months and years ended September 26, 2025 and September 27, 2024. The three months and year ended September 26, 2025 includes income tax impacts on income under the Company's TSA with Amentum in connection with the Separation Transaction. The year ended September 26, 2025 includes income tax impacts on discounts and expenses associated with the Company's non-cash equity for debt exchange transacted on March 13, 2025.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted Net Earnings Attributable to Jacobs from Continuing Operations (in thousands):

	Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Net Earnings Attributable to Jacobs from Continuing Operations	$138,036	$309,299	$313,302	$612,804
After-tax effects of Restructuring, Transaction and Other Charges (1):
Focus 2023 Transformation, mainly real estate rescaling efforts	—	(8)	—	36
Transaction costs	984	845	21	6,606
Restructuring, integration, separation and other charges	9,823	22,077	43,935	128,155
After-tax effects of Other Adjustments (2):
Transition Services Agreement, net	(2,911)	—	(10,784)	—
Amortization of intangibles	24,696	23,859	97,203	95,020
Mark-to-market and other related (gains) losses on investment in Amentum stock	—	(186,931)	227,305	(186,931)
Other	38,809	1,339	74,633	9,386
Adjusted Net Earnings Attributable to Jacobs from Continuing Operations	$209,437	$170,480	$745,615	$665,076

(1) Includes after-tax charges primarily relating to the Separation Transaction and activity associated with Company's restructuring and integration programs for the three months and years ended September 26, 2025 and September 27, 2024. Includes non-cash real estate impairment charges associated with the Company's Focus 2023 Transformation program and charges associated with various transaction costs for the three months and year ended September 27, 2024.
(2) Includes after-tax and noncontrolling interest charges from the amortization of intangible assets and certain subsidiary level compensation based agreements for the three months and years ended September 26, 2025 and September 27, 2024. The year ended September 26, 2025, as well as three months and year ended September 27, 2024 also include pretax mark-to-market gains and losses associated with our investment in Amentum stock in connection with the Separation Transaction and after-tax income under the Company's TSA with Amentum in connection with the Separation Transaction for the three months and year ended September 26, 2025. The year ended September 26, 2025 includes after-tax discounts and expenses associated with the Company's non-cash equity for debt exchange transacted on March 13, 2025.

Reconciliation of Diluted Net Earnings from Continuing Operations Per Share to Adjusted Diluted Net Earnings from Continuing Operations Per Share (in thousands):

	Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Diluted Net Earnings from Continuing Operations Per Share	$1.05	$2.38	$2.58	$4.79
After-tax effects of Restructuring, Transaction and Other Charges (1):
Transaction costs	0.01	0.01	—	0.05
Restructuring, integration, separation and other charges	0.08	0.18	0.36	1.02
After-tax effects of Other Adjustments (2):
Transition Services Agreement, net	(0.02)	—	(0.09)	—
Amortization of intangibles	0.21	0.19	0.80	0.75
Mark-to-market and other related (gains) losses on investment in Amentum stock	—	(1.50)	1.86	(1.48)
Other	0.42	0.11	0.60	0.16
Adjusted Diluted Net Earnings from Continuing Operations Per Share	$1.75	$1.37	$6.12	$5.28

(1) Includes per-share impact charges primarily relating to the Separation Transaction and activity associated with the Company's restructuring and integration programs for the three months and years ended September 26, 2025 and September 27, 2024. Includes charges associated with various transaction costs for the three months and year ended September 26, 2025 and year ended September 27, 2024.
(2) Includes per-share impacts from the amortization of intangible assets and certain subsidiary level compensation based agreements for the three months and years ended September 26, 2025 and September 27, 2024, along with discounts and expenses associated with the Company's non-cash debt for equity exchange transacted on March 13, 2025 for the year ended September 26, 2025. The year ended September 26, 2025, as well as three months and year ended September 27, 2024 also include per-share impacts from mark-to-market gains and losses associated with our investment in Amentum stock in connection with the Separation Transaction and income under the Company's TSA with Amentum in connection with the Separation Transaction for the three months and year ended September 26, 2025.

Reconciliation of Earnings Attributable to Noncontrolling Interests from Continuing Operations to Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations (in thousands)

	Three Months Ended		Twelve Months Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Loss (Earnings) Attributable to Noncontrolling Interests from Continuing Operations	$2,710	$(9,840)	$(14,620)	$(32,989)
Restructuring, Transaction and Other Charges (1)
Transaction costs	(21)	(213)	(126)	(1,212)
Restructuring, integration and separation charges	(357)	278	(432)	(1,928)
Other Adjustments (2)
Amortization of intangibles	(4,756)	(4,727)	(18,538)	(18,573)
Other	(15,997)	(551)	(22,048)	(4,011)
Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations	$(18,421)	$(15,053)	$(55,764)	$(58,713)
(1) Includes noncontrolling interests amounts related to various transaction costs as well as activity associated with Company's restructuring and integration programs.
(2) Includes noncontrolling interests impacts from the amortization of intangible assets and certain subsidiary level compensation based agreements.

Reconciliation of Interest Expense from Continuing Operations to Adjusted Interest Expense from Continuing Operations (in thousands):

	Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Interest Expense from Continuing Operations	$(35,337)	$(35,686)	$(145,788)	$(169,058)
Restructuring, Transaction and Other Charges (1)
Restructuring, integration and separation charges	—	219	—	219
Adjusted Interest Expense from Continuing Operations	$(35,337)	$(35,467)	$(145,788)	$(168,839)

(1) Includes pre-tax charges related to the Separation Transaction for the three months and year ended September 27, 2024.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted EBITDA (in thousands):

	Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Net Earnings Attributable to Jacobs from Continuing Operations	$138,036	$309,299	$313,302	$612,804
After-tax effects of Restructuring, Transaction and Other Charges	10,807	22,914	43,956	134,797
After-tax effects of Other Adjustments	60,594	(161,733)	388,357	(82,525)
Adj. Net Earnings Attributable to Jacobs from Continuing Operations	209,437	170,480	745,615	665,076
Adj. Income Tax Expense from Continuing Operations	67,038	70,456	268,885	176,821
Adj. Earnings from Continuing Operations attributable to Jacobs before Taxes	276,475	240,936	1,014,500	841,897
Depreciation expense	20,021	21,053	82,059	82,987
Interest income	(8,326)	(8,514)	(35,804)	(34,454)
Adjusted Interest expense	35,337	35,467	145,788	168,839
Adjusted EBITDA	$323,507	$288,942	$1,206,543	$1,059,269
Adjusted EBITDA Margin	14.4%	13.6%	13.9%	12.8%
Depreciation expense	(20,021)	(21,053)	(82,059)	(82,987)
Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations	18,421	15,053	55,764	58,713
Adjusted Miscellaneous Income (Expense) from Continuing Operations	4,122	(2,490)	1,799	2,629
Adjusted Operating Profit	$326,029	$280,452	$1,182,047	$1,037,624

Certain amounts may not agree to other non-GAAP schedules due to rounding.

Reconciliation of Free Cash Flow (in thousands):

	Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Net cash provided by operating activities	$383,085	$196,532	$686,704	$1,054,673
Additions to property and equipment	(29,577)	(38,342)	(79,232)	(121,114)
Free cash flow	$353,508	$158,190	$607,472	$933,559

Net cash used for investing activities	$(28,900)	$(32,236)	$(75,291)	$(127,190)
Net cash used for financing activities	$(399,052)	$(259,070)	$(525,221)	$(751,637)

Earnings Per Share (in thousands):

	For the Three Months Ended		For the Years Ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Numerator for Basic and Diluted EPS:
Net earnings attributable to Jacobs from continuing operations	$138,036	$309,299	$313,302	$612,804
Preferred Redeemable Noncontrolling interests redemption value adjustment	(11,505)	(12,020)	912	(10,274)
Net earnings from continuing operations allocated to common stock for EPS calculation	$126,531	$297,279	$314,214	$602,530

Net (loss) earnings from discontinued operations allocated to common stock for EPS calculation	$(15,786)	$16,138	$(23,966)	$193,289

Net earnings allocated to common stock for EPS calculation	$110,745	$313,417	$290,248	$795,819

Denominator for Basic and Diluted EPS:

Shares used for calculating basic EPS attributable to common stock	119,476	124,315	121,468	125,324

Effect of dilutive securities:
Stock compensation plans	507	569	464	557
Shares used for calculating diluted EPS attributable to common stock	119,983	124,884	121,932	125,881

Net Earnings Per Share:
Basic Net Earnings from Continuing Operations Per Share	$1.06	$2.39	$2.59	$4.81
Basic Net (Loss) Earnings from Discontinued Operations Per Share	$(0.13)	$0.13	$(0.20)	$1.54
Basic Earnings Per Share:	$0.93	$2.52	$2.39	$6.35
Diluted Net Earnings from Continuing Operations Per Share	$1.05	$2.38	$2.58	$4.79
Diluted Net (Loss) Earnings from Discontinued Operations Per Share	$(0.13)	$0.13	$(0.20)	$1.54
Diluted Earnings Per Share:	$0.92	$2.51	$2.38	$6.32
Note: Earnings per share amounts may not add due to rounding

For additional information contact:

Investors:
Bert Subin
JacobsIR@jacobs.com

Media:
Louise White
louise.white@jacobs.com
469-724-0810

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